Exhibit 99

4832 Grand Avenue Duluth, MN 55807 USA Phone: (218) 628-2217 Fax: (218) 628-3245 Email: info@ikonics.com Website: www.ikonics.com

News Contact:	Bill Ulland	For Immediate Release
	Chairman, President & CEO	April 28, 2016
(218) 628-2217

IKONICS REPORTS STRONG SALES INCREASE AND IMPROVED FINANCIAL PERFORMANCE FOR THE FIRST QUARTER OF 2016.

DULUTH, MN - IKONICS Corporation (NASDAQ:IKNX), a Duluth-based imaging technology company, announced results for the first quarter of 2016.  IKONICS CEO, Bill Ulland, said, “Our first quarter is normally our softest of the year due to the seasonal nature of some of our markets and the first quarter of 2016 was no exception. However, we showed substantial improvement over the first quarter of 2015 with a 12% sales increase to $4,013,000 and improved bottom line results.  For the quarter, we realized a net loss of $193,000 or $0.10 per diluted share, compared to a net loss of $229,000, or $0.11 per diluted share, for the first quarter of 2015”.

Highlights for the quarter include a 25% increase in Ikonics Imaging sales over the first quarter of 2015; an 11% increase in Exports sales over the comparable quarter of 2015; and a 97% increase in Advanced Material Solutions (AMS) sales over the 2015 first quarter.

In April, AMS announced that it had entered into a Long Term Agreement (LTA) with Encore Composite Structures, a major aerospace company, to provide sound deadening technology for incorporation into a new generation commercial aircraft. Two other LTAs are in the process of being finalized.  Sales under these LTAs are dependent on the number of aircraft produced.

This press release contains forward-looking statements regarding sales, gross profits, net earnings (losses), balance sheet position, industry trends, customer agreements, new products, technologies and business initiatives that involve risks and uncertainties. The Company’s actual results could differ materially as a result of downturns in the aerospace industry, unexpected production delays by the Company’s customers, lack of acceptance of new products and technologies, failure of customers to enter into anticipated agreements, introduction of new products or technologies by competitors, domestic and global economic conditions, inherent risk and uncertainty in the protection of intellectual property rights, the ability to control operating costs without impacting growth as well as the factors described in the Company’s Forms 10-K, and 10-Q, and other reports on file with the SEC.

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NASDAQ Listed: IKNX

IKONICS Corporation

CONDENSED STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2016 and 2015

	Three Months Ended
	3/31/16	3/31/15
Net Sales	$4,013,210	$3,597,889
Cost of goods sold	2,716,536	2,497,214
Gross profit	1,296,674	1,100,675
Operating Expenses	1,616,980	1,571,441
Loss from operations	(320,306)	(470,766)
Other	114	1,696
Loss before income taxes	(320,192)	(469,070)
Income tax benefit	(127,380)	(240,123)
Net loss	$(192,812)	$(228,947)
Loss per common share-basic and diluted	$(0.10)	$(0.11)
Average shares outstanding-basic and diluted	2,018,335	2,018,253

Condensed Balance Sheets

As of March 31, 2016 and December 31, 2015

	3/31/2016	12/31/2015
Assets
Current assets	$5,964,907	$6,721,891
Property, plant, and equipment, net	8,566,262	7,957,330
Intangible assets, net	344,291	336,096
	$14,875,460	$15,015,317
Liabilities and Stockholders’ Equity
Current liabilities	$1,178,811	$1,135,102
Deferred income taxes	385,000	385,000
Long term debt	—	—
Stockholders’ equity	13,311,649	13,495,215
	$14,875,460	$15,015,317

CONDENSED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31, 2016 and 2015

	3/31/2016	3/31/2015
Net cash provided by (used in) operating activities	$(155,768)	$491,129
Net cash used in investing activities	(1,031,099)	(489,063)
Net cash provided by financing activities	3,765	—
Net increase (decrease) in cash and cash equivalents	(1,183,102)	2,066
Cash and cash equivalents at beginning of period	2,248,466	1,936,214
Cash and cash equivalents at end of period	$1,065,364	$1,938,280